EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Participants and Administrator
Ryder System, Inc. 401(k) Savings Plan:
We consent to incorporation by reference in the Registration Statement (No. 33-58003) on Form S-8 of Ryder System, Inc. of our report dated June 15, 2006, relating to the statements of net assets available for plan benefits of the Ryder System, Inc. 401(k) Savings Plan as of December 31, 2005 and 2004, the related statements of changes in net assets available for plan benefits for the years then ended and the supplementary information included in Schedules I and II, which report appears in the December 31, 2005 annual report on Form 11-K of the Ryder System, Inc. 401(k) Savings Plan filed by Ryder System, Inc.
/s/ KPMG LLP
June 28, 2006
Miami, Florida
Certified Public Accountants